SETTLEMENT AGREEMENT

This agreement (the "Settlement Agreement") is entered into this 23rd day of November, 2003 by Asia Broadband, Inc., herein named "ASAB" and Tom Allen & Inter Canadian Capital Strategies, Inc., herein collectively named "TA/ICCS" and individually named TA and ICCS respectively. TA is resident in and ICCS is located in Toronto, Canada. ASAB is a State of Nevada corporation with headquartered in Atlanta, Georgia.

WHEREAS; ASAB and TA/ICCS entered into that certain Business Consulting Agreement referred to as the "Agreement" dated May 22, 2001 and for services as a Non-Executive Director until voluntary resignation on June 30, 2003; and

WHEREAS; TA/ICCS has expressed a position that it is entitled to compensation from ASAB as a result of the Agreement, and details from ASAB are found in Attachment A, and

WHEREAS; ASAB has taken a position that compensation set forth in this document will complete and supercede the Agreement and all past obligations to TA/ICCS and that there is no business relationship in existence, and

WHEREAS; ASAB and TA/ICCS potential collaborative efforts from this date forward may or may not continue, other than the duties of a significant shareholder, however, the characteristics of such potential business relationship would be defined in a separate document. ASAB tasks TA/ICCS to present a proposal to ASAB of possible collaborative duties/responsibilities which TA/ICCS may wish to perform, and

WHEREAS ASAB notes that TA/ICCS's Agreement expired in advance of June 30, 2003, however, ASAB has considered the overall Settlement Agreement to consider past accrued liabilities on Fees and Directorship services; and

WHEREAS; ASAB and TA/ICCS mutually agree that the Accrued Liabilities to TA/ICCS were $16,344.16 USD and that ASAB is to compensate TA/ICCS for 40% of the Accrued Liabilities and residual amount compensated in the format stated in this Settlement Agreement.

WHEREAS; ASAB acknowledges that TA/ICCS still maintains the status of holding 250,000 Stock Options which were granted to Tom Allen on May 22, 2001 per the Agreement. These Stock Options have passed their 18 month vesting period and have been duly noted in the Corporate Book Records and Financial Statements. A copy of these 2001 Stock Option Agreement will be forward to you on or before November 30, 2003 from ASAB's office; and

WHEREAS; ASAB has considered all past efforts and obligations from June 30, 2003, in this Settlement Agreement:

NOW THEREFORE, IT IS RESOLVED by the parties executing this instrument that their respective entitlement shall be decided as follows:

1. ASAB will pay upon execution of this instrument, to TA/ICCS, the sum of $3268.83 USD on or before November 30, 2003.

2. ASAB, Inc. will make a further payment of $181.60 USD per month beginning on or before January 25, 2004 for a total of 18 months and to be paid on or before the 25th day of each month. ASAB at its own option may elect to pay TA/ICCS in quarterly installments in advance, however, in doing this election does not set a precedence of payment methods. Alternatively, ASAB agrees that if for whatever reason, ASAB is in default by 10 days from the 25th payment date, ASAB will pay TA/ICCS the remaining balance due in one lump sum forthwith upon demand by TA/ICCS that it do so.

3. Upon execution of this Settlement Agreement, ASAB will deliver to TA/ICCS 178,300 Class A, One Year Restricted Common Stocks ("shares") in the normal time period required by the Stock Transfer Agent (approximately 15 days). ASAB will duly process this transaction following the signing and receipt of this Settlement Agreement. ASAB will register the shares in the name of ICCS unless otherwise notified by TA/ICCS of its appointed nominee. If an appointed nominee is assigned, TA/ICCS must provide a letter to ASAB authorizing this assignment in order to commence the processing of the allocation of shares.

4. (a) Except as to (i) obligations arising under this Settlement Agreement, and (ii) obligations arising under or relating to the (b) except for any obligation on the part of ASAB to indemnify TA/ICCS in respect of claims and demands to which TA may become subject at any time hereafter by reason of having heretofore acted as a director of ASAB, TA/ICCS for itself and its officers, directors, shareholders, employees, successors, assigns, agents, attorneys, and representatives hereby forever and irrevocably releases, remises, discharges, and acquits Asia Broadband, Inc. and its officers, directors, shareholders, employees, successors, assigns, agents, attorneys, and representatives, from any and all claims, actions, causes of action, demand rights, damages and costs of whatsoever kind or nature, whether at law, in equity, or mixed, related to or arising from any events, acts or omissions that occurred at any time prior to the date of this Settlement Agreement and that are related to or arise from the Agreement.

4. (b) Except as to obligations arising under this Settlement Agreement, ASAB, for itself and its officers, directors, shareholders, employees, successors, assigns, agents, attorneys, and representatives, hereby forever and irrevocably releases, remises, discharges, and acquits TA/ICCS and its officers, directors, shareholders, employees, successors, assigns, agents, attorneys, and representatives from any and all claims, actions, causes of action, demands, rights, damages and costs of whatsoever kind or nature, whether at law, in equity, or mixed, related to or arising from any events, acts or omissions that occurred at any time prior to the date of this Settlement Agreement and that are related to or arise from the Agreement.

5. Both parties agree that, except for the exceptions noted in 4(a) above, all claims against the other are merged into and eliminated by the completion of the respective performances stated herein and that this Settlement Agreement constitute an entire agreement between the parties.

IN WITNESS WHEREOF; each of the corporate entities has caused this document to be signed by proper party and acknowledged in their respective jurisdiction this 24rd day of November, 2003.

TA/ICCS

/s/ Tom Allen__________________
Tom Allen for "TA/ICCS"

ASAB

/s/ Yugou Zhang____________________ Yuguo Zhang Chairman & CEO	/s/ Charles Demicher__________________ Charles Demicher Vice Chairman & COO, Corporate Secretary

Enclosure 1: Attachment A
Enclosure 2: Copy of Stock Option Agreement - To be send separately from HQ Office.

BE IT REMEMBERED, on this ____ day of November, 2003, before me, the subscriber, personally appeared, who, being by me duly sworn on (his/her) oath, deposes and makes proof to my satisfaction that Charles Demicher is the Vice Chairman, COO & Secretary of ASAB, Inc., the Corporation named in the within Instrument; that Yuguo Zhang is the Chairman & CEO of said Corporation; that the execution, as well as the making of this Instrument, has been duly authorized by a proper resolution of the Board of Directors of the said Corporation; that deponent well knows the corporate seal of said Corporation; and that the seal affixed to said Instrument is the proper corporate seal and was thereto affixed and said Instrument signed and delivered by said CEO as and for the voluntary act and deed of said Corporation, in the presence of deponent, who thereupon subscribed name thereto as attesting witness.

SIGNED, SEALED AND DELIVERED
in the presence of

/s/ Stephanie David___________________
Stephanie David

Asia Broadband, Inc._________________
10 Glen Lake Parkway, Ste 130
Atlanta, 30328

/s/ Stephanie David___________________
Notary Public

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Notary Public, Gwinnett County, Georgia
My Commission Expires Feb. 25, 2005